SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C., 20549



                             SCHEDULE 13G


               Under the Securities Exchange Act of 1934


                           (Amendment No. 1)




                        ALBERTO-CULVER COMPANY
   ----------------------------------------------------------------
                           (Name of Issuer)




                 Class B Common Stock, par value $.22
   ----------------------------------------------------------------
                    (Title of Class of Securities)




                               01306801
   ----------------------------------------------------------------
                            (CUSIP Number)




                             July 2, 2002
   ----------------------------------------------------------------
        (Date of Event which Requires Filing of this Statement)

























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


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(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     William W. Wirtz
------------------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)   [   ]

     (b)   [ X ]
------------------------------------------------------------------------

(3)  SEC Use Only


------------------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
------------------------------------------------------------------------

                      (5)   SOLE VOTING POWER

NUMBER OF                         -0-
SHARES                ------------------------------------------------
BENEFICIALLY
OWNED BY              (6)   SHARED VOTING POWER
EACH
REPORTING                         -0-
PERSON                ------------------------------------------------
WITH
                      (7)   SOLE DISPOSITIVE POWER

                                  -0-
                      ------------------------------------------------

                      (8)   SHARED DISPOSITIVE POWER

                                  -0-
------------------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
------------------------------------------------------------------------

(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     [   ]
------------------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
------------------------------------------------------------------------

(12) TYPE OF PERSON

     IN
------------------------------------------------------------------------







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


------------------------------------------------------------------------

(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Wirtz Corporation
------------------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)   [   ]

     (b)   [ X ]
------------------------------------------------------------------------

(3)  SEC Use Only


------------------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
------------------------------------------------------------------------

                      (5)   SOLE VOTING POWER

NUMBER OF                         -0-
SHARES                ------------------------------------------------
BENEFICIALLY
OWNED BY              (6)   SHARED VOTING POWER
EACH
REPORTING                         -0-
PERSON                ------------------------------------------------
WITH
                      (7)   SOLE DISPOSITIVE POWER

                                  -0-
                      ------------------------------------------------

                      (8)   SHARED DISPOSITIVE POWER

                                  -0-
------------------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
------------------------------------------------------------------------

(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

     [   ]
------------------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
------------------------------------------------------------------------

(12) TYPE OF PERSON

     CO
------------------------------------------------------------------------

------------------------------------------------------------------------

Item 1 (a) NAME OF ISSUER:

           Alberto-Culver Company
------------------------------------------------------------------------

Item 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2525 Armitage Avenue
           Melrose Park, IL  60160
------------------------------------------------------------------------

Item 2 (a) NAME OF PERSON(S) FILING:

           William W. Wirtz

           Wirtz Corporation
------------------------------------------------------------------------

Item 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           680 North Lake Shore Drive
           Chicago, IL  60611
------------------------------------------------------------------------

Item 2 (c) CITIZENSHIP:

           U.S. (William W. Wirtz); Delaware (Wirtz Corporation)
------------------------------------------------------------------------

Item 2 (d) TITLE OF CLASS SECURITIES:

           Class B Common Stock, par value $.22 ("Common Stock")
------------------------------------------------------------------------

Item 2 (e) CUSIP NUMBER:

           01306801
------------------------------------------------------------------------

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable.
------------------------------------------------------------------------

Item 4.    OWNERSHIP

           (a)   Amount beneficially owned:  -0-

           (b)   Percent of class:  -0-

           (c)   Number of shares as to which the group has:
                 (i)  Sole power to vote or to direct the vote:  -0-

                 (ii) Shared power to vote or to direct the vote:  -0-

                 (iii)Sole power to dispose or to direct the disposition
                      of:  -0-

                 (iv) Shared power to dispose or to direct the
                      disposition of: -0-; PROVIDED, HOWEVER, that William W. Wirtz beneficially owns 15,000 shares of the issuer's Class A Common Stock subject to stock options exercisable currently or within 60 days and is deemed to beneficially own an additional 582,000 shares of the issuer's Class A Common Stock owned by Wirtz Corporation.

------------------------------------------------------------------------

Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class
           of securities, check the following   [ X ]
------------------------------------------------------------------------

Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
           PERSON:

           Not applicable.
------------------------------------------------------------------------

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
           HOLDING COMPANY:

           Not applicable.
------------------------------------------------------------------------

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           William W. Wirtz

           Wirtz Corporation
------------------------------------------------------------------------

Item 9.    NOTICE OF DISSOLUTION OF A GROUP:

           Not applicable.
------------------------------------------------------------------------

Item 10.   CERTIFICATION:

           By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not held in connection with or as a participant in any transaction having that purpose or effect.


























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


                               SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The parties agree that this statement is filed on behalf of each of them.



Dated:  July 2, 2002              /s/ William W. Wirtz
                                  ------------------------------
                                  William W. Wirtz



                                  Wirtz Corporation


                                  By:    /s/ William W. Wirtz
                                         -----------------------
                                  Name:  William W. Wirtz
                                  Title: President















































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